Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Range Resources Corporation, related to the registration of additional shares under the Company’s Amended and Restated 1999 Stock Option Plan and 2004 Non-Employee Director Stock Option Plan, of our report dated January 31, 2003 with respect to the consolidated financial statements of Great Lakes Energy Partners, L.L.C. as of and for the year ended December 31, 2002 as included in the Annual Report on Form 10-K/A of Range Resources Corporation for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Pittsburg, Pennsylvania
June 8, 2004